Exhibit 99.1

INmune Bio Reports Key Findings from Phase 2 MINDFuL Trial of XPro™ in Early Alzheimer’s Disease

In the Phase 2 MINDFuL trial of XPro™ in patients with early Alzheimer’s Disease (AD) with biomarkers of inflammation, the modified intent-to-treat (mITT) population (n=200) did not meet the primary cognitive endpoint (EMACC), however in a predefined population of amyloid-positive early AD patients with two or more biomarkers of inflammation (n=100), a benefit of XPro™ treatment over placebo was observed in cognitive, behavioral and biological endpoints.

Treatment with XPro™ was well-tolerated and safe, even in the high risk ApoE4+/+ patient group, and ARIA-E or ARIA-H was not observed in any patients. The most common adverse events (AE) were injection site reactions.

Additional analyses will be presented at Alzheimer’s Association International Conference (AAIC) in Toronto, Canada (July 27-31, 2025) and the Company will submit for Breakthrough Therapy designation with the FDA.

Conference call today at 8AM ET, details below.

Boca Raton, June 29, 2025 (GLOBE NEWSWIRE) -- INmune Bio Inc. (NASDAQ: INMB), today announced results from its Phase 2 MINDFuL trial (NCT05318976) evaluating XPro™, a selective soluble TNF inhibitor, in early AD with biomarkers of inflammation. Despite showing no effects in the modified intent-to-treat population (mITT, n=200), predefined analyses demonstrated a cognitive benefit for XPro™ over placebo on the primary endpoint EMACC, a behavioral benefit on the Neuropsychiatric Inventory, and a biological benefit on pTau217 in early Alzheimer’s patients with two or more biomarkers of inflammation at baseline (n=100), marking a key milestone in the development of XPro™ for Early AD.

The MINDFuL trial, a double-blind, placebo-controlled study, enrolled 208 participants with early-stage AD to assess XPro™’s potential in slowing cognitive decline by tackling neuroinflammation. Patients with at least one of four inflammatory biomarkers (elevated CRP, ESR, HbA1c, or at least one ApoE4 allele) were randomized 2:1 (XPro™:placebo) and treated over 24 weeks. The primary endpoint was change in cognition over 6 months on the Early Mild Alzheimer’s Cognitive Composite (EMACC), a cognitive assessment designed specifically to measure change in early AD patients. While the primary endpoint was not met in the mITT group, key changes in clinical measures of cognition, behavior, and an AD-related biomarker demonstrated a benefit in a subpopulation of patients treated with XPro™ over patients treated with placebo. These results identify a clear population of AD patients for which XPro™ might have therapeutic benefit.

Key Findings in the Amyloid positive Early AD participants with two or more biomarkers of inflammation (N=100):

●	Cognition: A clinical benefit of XPro™ over placebo was observed on the primary endpoint EMACC (effect size: 0.27) and on the secondary endpoint Neuropsychiatric Inventory (effect size: -0.24).

●	Alzheimer’s Disease Biomarkers: A biological benefit of XPro™ over placebo was observed in blood levels of pTau217 (effect size: -0.20), the gold standard measure of AD pathology in blood.

●	Safety and tolerability: XPro™ treatment was safe and well tolerated, without any occurrences of ARIA-E or ARIA-H. Injection site reactions (ISR) were common (80% of XPro™ group compared to placebo group (<20%). ISRs were short-term redness and/or pain at the injection site in two thirds of cases. Of the 14 patients in the XPro™ arm that discontinued the trial, ISR was the cause in 10 patients. There were no deaths, drug-related hospitalizations or organ system toxicity in the trial.

●	Novel mechanism of action: This study demonstrates that it is possible to safely target neuroinflammation in patients where neuroinflammation is a driver of AD pathology. With the increased interest in inflammation as a disease-modifier in AD and neurodegeneration, these results provide the basis for further development of XPro™ in neurodegeneration.

“These results highlight the potential of XPro™,” stated RJ Tesi, MD, CEO of INmune Bio. “Our findings indicate that XPro™ may offer benefits to Alzheimer’s patients across all age groups, regardless of comorbidities, additional medications, or ApoE4 status. This evidence lays the foundation for advancing XPro™ as a promising treatment option for Alzheimer’s disease.”

CJ Barnum, PhD, VP of CNS Drug Development, added, “By targeting neuroinflammation, a key driver of Alzheimer’s disease progression, XPro™ offers a novel mechanism to potentially slow disease progression and cognitive symptoms for persons living with Alzheimer’s disease and inflammation. The continued development of this therapeutic, whether as a standalone treatment or in combination with other therapies, holds promise in addressing this critical and growing unmet medical need.”

Additional analyses are underway and will be presented at AAIC in Toronto, Canada (July 27-31, 2025).

Expert Commentary on Use of Effect Size in Clinical Trials

“In early-phase Alzheimer’s disease trials, absolute effect sizes of 0.2 or greater are considered preliminary evidence of potential therapeutic efficacy and are informative for signal detection in early phase studies when sample sizes are small and the unknowns of a novel mechanism are significant,” said Dr. Judith Jaeger, a leading expert in cognitive assessment and consultant to INmune Bio on this trial. “When a therapy consistently meets the 0.2 benchmark across multiple parameters (clinical and biological), confidence in the validity of the observed effects increases, indicating a therapy is worth advancing.”

Next Steps

INmune Bio will present additional analyses from the MINDFuL trial at AAIC® in Toronto, Canada (July 27-31, 2025). Based on the totality of the data, the company intends to:

●	File for Breakthrough Therapy Designation with the FDA.

●	Schedule an End-of-Phase 2 meeting with the FDA in Q4 2025 to define the path for a pivotal trial to support XPro™ approval in early AD.

●	Engage regulatory authorities in the UK, EU, and other regions in parallel.

MINDFuL Results Call Information:

To participate in this event, dial approximately at least 10 minutes before the beginning of the call or use the webcast link below. Please ask for the INmune Bio MINDFuL Conference Call when reaching the operator.

Date: June 30, 2025
Time: 8:00 AM Eastern Time
Participant Dial-in: +1-800-267-6316 Participant Dial-in (international): +1-203-518-9783
Conference ID: INMUNE

NOTE: THIS CONFERENCE ID WILL BE REQUIRED FOR ENTRY

To join by webcast link please click here or copy and past the link below into your browser:

https://viavid.webcasts.com/starthere.jsp?ei=1725659&tp_key=5cf89734df

A transcript will follow approximately 24 hours from the scheduled call. A replay will also be available through July 30, 2025 by dialing 1-844-512-2921 or 1-412-317-6671 (international) and entering pin no. 11159260.

Acknowledgements

INmune Bio wishes to extend their gratitude to the participants, caregivers, trial site staff, vendors, and any others who supported the efforts of this proof-of-concept phase 2 clinical trial.

About MINDFuL (NCT05318976)

The MINDFuL trial is an international, blinded, randomized Phase 2 trial in patients with Early AD with biomarkers of elevated neuroinflammation. Early AD includes patients with MCI (mild cognitive impairment) and mild AD. Patients must have at least one of four biomarkers of inflammation – elevated CRP, HgbA1c, ESR or ApoE4 allele.  Patients receive either XPro™ or placebo (2:1 ratio) for 6 months. The cognitive endpoints are EMACC and CDR. XPro™ is given as a once-a-week subcutaneous injection. For more information on the MINDFuL clinical trial please visit www.clinicaltrials.gov or www.inmunebio.com

About Judith Jaeger, PhD

Judith Jaeger, PhD, is the principal developer of the EMACC. Judith Jaeger PhD is founder and President of CognitionMetrics, a prominent neurocognition consulting firm. Dr. Jaeger is an internationally recognized expert in designing cognitive function testing programs to use in clinical trials with more than two decades’ experience.

About EMACC

The EMACC is a validated cognitive composite derived from six standardized neuropsychological tests, empirically developed to provide optimal for sensitivity to decline in early AD. Unlike traditional clinical rating scales, EMACC minimizes variance from informant demographics, providing an objective measure of cognitive performance with no floor or ceiling effects.

About XPro™

XPro™ is an advanced tumor necrosis factor (TNF) inhibitor that targets soluble TNF (sTNF) while preserving trans-membrane TNF (tmTNF) and TNF receptors. By reducing neuroinflammation, XPro™ may offer significant benefits for patients with neurologic disorders, potentially enhancing cognitive function and supporting neuronal communication.

About INmune Bio Inc.

INmune Bio Inc. is a publicly traded (NASDAQ: INMB), clinical-stage biotechnology company focused on developing treatments that target the innate immune system to fight disease. INmune Bio has three product platforms: the Dominant-Negative Tumor Necrosis Factor (DN-TNF) product platform utilizes dominant-negative technology to selectively neutralize soluble TNF, a key driver of innate immune dysfunction and a mechanistic driver of many diseases. DN-TNF product candidates are in clinical trials to determine if they can treat Mild Alzheimer’s disease, Mild Cognitive Impairment and treatment-resistant depression (XPro™). The Natural Killer Cell Priming Platform includes INKmune® developed to prime a patient’s NK cells to eliminate minimal residual disease in patients with cancer and is currently in trials in metastatic castration-resistance prostate cancer. The third program, CORDStrom™, is a proprietary allogeneic, pooled, human umbilical cord-derived mesenchymal Stromal/Stem cell (hucMSCs) platform that recently completed a blinded randomized trial in recessive dystrophic epidermolysis bullosa. INmune Bio’s product platforms utilize a precision medicine approach for diseases driven by chronic inflammation and cancer.

Forward Looking Statements

Clinical trials are in early stages and there is no assurance that any specific outcome will be achieved. Any statements contained in this press release related to the development or commercialization of product candidates and other business and financial matters, including without limitation, trial results and data, including the results of the Phase 2 MINDFuL trial, the timing of key milestones, future plans or expectations for the treatment of XPro™, and the prospects for receiving regulatory approval or commercializing or selling any product or drug candidates may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Any forward-looking statements contained herein are based on current expectations but are subject to several risks and uncertainties. Actual results and the timing of certain events and circumstances may differ materially from those described by the forward-looking statements because of these risks and uncertainties. CORDstrom™, XPro1595 (XPro™, pegipanermin), and INKmune®™ have either finished clinical trials, are still in clinical trials or are preparing to start clinical trials and have not been approved by the US Food and Drug Administration (FDA) or any regulatory body and there cannot be any assurance that they will be approved by the FDA or any regulatory body or that any specific results will be achieved. The factors that could cause actual future results to differ materially from current expectations include, but are not limited to, risks and uncertainties relating to the Company’s ability to produce more drug for clinical trials; the availability of substantial additional funding for the Company to continue its operations and to conduct research and development, clinical studies and future product commercialization; and, the Company’s business, research, product development, regulatory approval, marketing and distribution plans and strategies. These and other factors are identified and described in more detail in the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K, the Company’s Quarterly Reports on Form 10-Q and the Company’s Current Reports on Form 8-K. The Company assumes no obligation to update any forward-looking statements to reflect any event or circumstance that may arise after the date of this release.

Company Contact:

David Moss
Chief Financial Officer
(561) 710-0512
info@inmunebio.com

Daniel Carlson
Head of Investor Relations
(415) 509-4590
dcarlson@inmunebio.com

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